Exhibit 5.1

[Letterhead of Morrison & Foerster LLP]

March 18, 2016

The Chemours Company

1007 Market Street

Wilmington, Delaware 19899

Ladies and Gentlemen:

We have acted as counsel to The Chemours Company, a Delaware corporation (the “Company”), and the guarantors listed on Schedule I hereto (collectively, the “Covered Guarantors”) and Schedule II hereto (the “Other Guarantors,” and together with the Covered Guarantors, the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-4 (the “Registration Statement”), with respect to: (i) $1,350,000,000 aggregate principal amount of the Company’s new 6.625% Senior Notes due 2023 (the “2023 Dollar Exchange Notes”); (ii) $750,000,000 aggregate principal amount of the Company’s new 7.000% Senior Notes due 2025 (the “2025 Dollar Exchange Notes”); and (iii) €360,000,000 aggregate principal amount of the Company’s new 6.125% Senior Notes due 2023 (the “Euro Exchange Notes,” and collectively with the 2023 Dollar Exchange Notes and the 2025 Dollar Exchange Notes, the “Exchange Notes”). The Exchange Notes will be offered in exchange for the Company’s outstanding: (i) $1,350,000,000 aggregate principal amount of 6.625% Senior Notes due 2023 issued on May 12, 2015 (the “2023 Dollar Outstanding Notes”); (ii) $750,000,000 aggregate principal amount of 7.000% Senior Notes due 2025 issued on May 12, 2015 (the “2025 Dollar Outstanding Notes”); and (iii) €360,000,000 aggregate principal amount of 6.125% Senior Notes due 2023 issued on May 12, 2015 (the “Euro Outstanding Notes,” and collectively with the 2023 Dollar Outstanding Notes and the 2025 Dollar Outstanding Notes, the “Outstanding Notes”).

The Outstanding Notes are being exchanged (the “Exchange Offers”) pursuant to the Registration Rights Agreement, dated May 12, 2015, by and among the Company, the Guarantors and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives of the purchasers of the 2023 Dollar Outstanding Notes and 2025 Dollar Outstanding Notes, and Credit Suisse Securities (USA) LLC and J.P Morgan Securities plc, as representatives of the purchasers of the Euro Outstanding Notes (the “Registration Rights Agreement”).

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The Registration Rights Agreement was executed in connection with private placements of the Outstanding Notes. The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an Indenture and one or more supplemental indentures thereto dated May 12, 2015 (such Indenture, together with each such supplemental indenture thereto, the “Indenture”) among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), Elavon Financial Services Limited, UK Branch, as paying agent (the “Paying Agent”) with respect to the Euro Outstanding Notes and the Euro Exchange Notes (collectively, the “Euro Notes”), and Elavon Financial Services Limited, as registrar and transfer agent (the “Registrar and Transfer Agent”) with respect to the Euro Notes. The Exchange Notes will be fully and unconditionally guaranteed on a joint and several unsecured senior subordinated basis by the Guarantors pursuant to the guarantees contained in the Indenture (the “Guarantees”).

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the prospectus which forms a part of the Registration Statement; (iii) the Indenture; (iv) the Registration Rights Agreement; and (v) such corporate and limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Guarantors.

With respect to our opinion in paragraph 2 below relating to the Other Guarantors, we have relied upon the opinion of Kirkland & Ellis LLP of even date herewith with respect to certain matters of the laws of the State of Texas, we have relied upon the opinion of Ballard Spahr LLP of even date herewith with respect to certain matters of the laws of the State of Pennsylvania, and we have relied upon the opinion of Butler Snow LLP, of even date herewith with respect to certain matters of the laws of the State of Mississippi.

We have also assumed for purposes of this opinion that: (i) each of the Trustee, the Paying Agent and the Registrar and Transfer Agent (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has the requisite organizational and legal power and authority to enter into and perform its obligations under

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the Indenture and the Guarantees, as applicable; (ii) the execution, delivery and performance by each of the Trustee, the Paying Agent and the Registrar and Transfer Agent of the Indenture, including the Guarantees, has been duly authorized by all necessary action on the part of each such entity; (iii) the Indenture, including the Guarantees, has been duly and validly executed and delivered by each of the Trustee, the Paying Agent and the Registrar and Transfer Agent under the laws of the jurisdiction in which it is organized; and (iv) the Indenture is the valid and legally binding obligation of each of the Trustee, the Paying Agent and the Registrar and Transfer Agent.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.	When the Exchange Notes have been duly executed by the Company, authenticated by the Trustee or the Paying Agent, as applicable, and delivered in accordance with the terms of the Indenture and the Exchange Offers, the Exchange Notes will be validly issued and will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies.

2.	When the Exchange Notes have been duly executed by the Company, authenticated by the Trustee or the Paying Agent, as applicable, and delivered in accordance with the terms of the Indenture and the Exchange Offers, the Guarantees will be validly issued and will constitute the legal, valid and binding obligation of the Guarantors, enforceable against them in accordance with their terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

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Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP

Schedule I

Covered Guarantors

Guarantor	State of Incorporation, Formation or Organization (as applicable)
First Chemical Texas, L.P.	Delaware
International Dioxcide, Inc.	Delaware
The Chemours Company FC, LLC	Delaware

SCHEDULE II

Other Guarantors

Guarantor	State of Incorporation, Formation or Organization (as applicable)
ChemFirst Inc.	Mississippi
First Chemical Corporation	Mississippi
First Chemical Holdings, LLC	Mississippi
FT Chemical, Inc.	Texas
The Chemours Company TT, LLC	Pennsylvania